UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 10, 2007
ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222, San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(415) 733-4000

Not Applicable

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.
On January 10, 2007, the Compensation Committee of ABM Industries Incorporated approved bonuses for executive officers and key employees under ABM’s 2006 annual performance incentive program for executives and key employees. The Company Results component, based on certain targets for income from continuing operations (“Company Income”) was modified to exclude the impact on income from continuing operations from the Company’s settlement of litigation over its business interruption insurance coverage for its prior work in the World Trade Center, which lowered Company Income for purposes of payments under the program by $45.1 million. The Committee approved bonuses to James McClure, Executive Vice President & President, ABM Janitorial, George Sundby, Executive Vice President & Chief Financial Officer, Steven Zaccagnini, Executive Vice President, and Linda Auwers, Senior Vice President & General Counsel, in accordance with the terms of the 2006 Executive Officer Incentive Plan and the 2006 annual incentive program. In addition, the Compensation Committee approved one-time bonuses of $93,516 to Mr. Sundby for his achievements in improving the ABM control environment and $18,834 to Ms. Auwers for her successful management of the Company’s World Trade Center insurance litigation.
At the January 10, 2007, meeting, the Committee also reviewed the base compensation and target bonuses for Messrs. McClure, Zaccagnini, and Sundby and Ms. Auwers, evaluating current duties and responsibilities and comparative compensation information with the Committee’s independent compensation consultant. Following the review, the Committee increased the base compensation of Mr. McClure to $450,000, Mr. Zaccagnini to $420,000, Mr. Sundby to $360,000, and Ms. Auwers to $325,000. In addition, the Committee increased Mr. McClure’s target bonus to 65% and Mr. Zaccagnini’s target bonus to 55%. Each of these compensation changes was retroactive to November 1, 2006. The bonus targets for Mr. Sundby and Ms. Auwers remain at 50% and 40% respectively. The 2007 annual performance incentive program, which will set forth the criteria for determining if bonus payments to these executives as well as other executives and key employees will be more or less than target bonus amounts, has not yet been approved.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: January 16, 2007	By:	/s/ Linda S. Auwers
Linda S. Auwers
Senior Vice President and General Counsel